Exhibit (l)(7)

FORM OF SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series,
Clarkston Select Fund and
Clarkston Founders Fund (the “Funds”)

This Agreement is made effective as of the _____ day of ___, 2016 between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, each Fund wishes to sell to ALPS, and ALPS wishes to purchase from each Fund, shares of beneficial interest of each class of shares of the Funds in the amounts listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Simultaneously with the execution of this Agreement, ALPS is delivering to the Funds payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By: Jeremy O. May
Its: President

ALPS SERIES TRUST,
on behalf of the Funds

By: JoEllen L. Legg
Its: Secretary

Appendix A

Institutional Class
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Clarkston Founders Fund	1	$10.00	$10
Clarkston Select Fund	1	$10.00	$10